Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2010 RESULTS

— Record Full Year 2010 Sales of $479.8 Million —

— Record Fourth Quarter 2010 Sales and Orders —

— Fourth Quarter Earnings of $0.40 per Diluted Share —

Irvine, California – February 2, 2011 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and full year ended January 1, 2011. The company noted the following highlights regarding its fourth quarter results:

•	A record $132.9 million in net sales, a 30.8% increase over the fourth quarter of 2009;

•	A record $130.4 million in new orders, a 20.4% increase over the fourth quarter of 2009;

•	Net income of $15.2 million, or $0.40 per diluted share; and

•	A $35.1 million increase in total cash, cash equivalents and marketable securities, to $200.2 million.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “The Newport team delivered an excellent financial performance in the fourth quarter and full year of 2010. We experienced strong demand in all of our end markets, and executed very effectively. Our 2010 sales of $479.8 million and orders of $510.1 million were both all-time records for our company. Due to this book-to-bill ratio of 1.06, we entered 2011 with $129.6 million of backlog scheduled to ship in the next 12 months, a significantly higher level than the $102.1 million we had a year ago.”

Sales and Orders

Sales in the fourth quarter of 2010 were $132.9 million, an increase of 30.8% compared with the $101.6 million recorded in the fourth quarter of 2009. Sales for the full year of 2010 were $479.8 million, a 30.7% increase over the $367.0 million recorded during 2009.

New orders received in the fourth quarter of 2010 were $130.4 million, an increase of 20.4% compared with the $108.3 million received in the fourth quarter of 2009. New orders received in the full year of 2010 were $510.1 million, an increase of 41.0% over the $361.7 million in orders received during 2009.

The company’s sales and orders by end market were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended		Year Ended		Percentage Change vs. Prior Period
	January 1, 2011	January 2, 2010 ¹	January 1, 2011	January 2, 2010 ¹	Fourth Quarter 2010	Full Year 2010
Sales by End Market
Scientific research, aerospace and defense/security	$42,408	$39,707	$160,424	$143,421	6.8%	11.9%
Microelectronics	42,564	24,613	151,865	84,524	72.9%	79.7%
Life and health sciences	28,245	21,963	96,511	84,410	28.6%	14.3%
Industrial manufacturing and other	19,633	15,312	70,987	50,316	28.2%	41.1%
Tucson diode laser products (all markets) ²	—	—	—	4,318	0.0%	-100.0%

Total	$132,850	$101,595	$479,787	$366,989	30.8%	30.7%

Orders by End Market
Scientific research, aerospace and defense/security	$43,439	$41,904	$157,296	$145,309	3.7%	8.2%
Microelectronics	41,170	26,982	175,953	77,417	52.6%	127.3%
Life and health sciences	25,489	23,017	103,089	81,311	10.7%	26.8%
Industrial manufacturing and other	20,284	16,409	73,731	53,449	23.6%	37.9%
Tucson diode laser products (all markets) ²	—	—	—	4,194	0.0%	-100.0%

Total	$130,382	$108,312	$510,069	$361,680	20.4%	41.0%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.
[2]

Sales and orders in the year ended January 2, 2010 relating to the company’s Tucson diode laser operations, which it divested in July 2009, are shown separately to provide better comparability to the current year period.

The company noted the following trends in its sales and orders results:

•

Sales and orders increased in the fourth quarter of 2010 compared with the fourth quarter of 2009 across all of Newport’s end markets. This growth was led by significantly higher orders from and sales to semiconductor equipment customers, which are included in the company’s Microelectronics end market.

•

Sequentially, sales increased 6.1% in the fourth quarter of 2010 compared with the third quarter of 2010, driven by increases in the company’s Life and Health Sciences, Scientific Research and Industrial Manufacturing end markets.

•

Sequentially, orders in the fourth quarter of 2010 were slightly higher than the third quarter of 2010, as increases in orders from customers in the company’s Scientific Research and Industrial Manufacturing and Other end markets were substantially offset by slight reductions in orders from customers in its Microelectronics and Life and Health Sciences markets.

Net Income

Newport reported net income in the fourth quarter of 2010 of $15.2 million, or $0.40 per diluted share, compared with net income of $0.1 million, or $0.00 per diluted share, in the fourth quarter of 2009. The company’s net income for the full year of 2010 was $41.1 million, or $1.09 per diluted share, compared with a net loss of $17.4 million, or $0.48 per share, in the full year of 2009. The company’s net income in the fourth quarter and full year of 2010 was significantly better than in the corresponding prior year periods, due primarily to the higher sales levels in the 2010 periods, and the positive impact of the company’s initiatives to streamline its operations. In addition, the results for the 2009 periods included expenses related to cost reduction actions and other items that management considers to be outside of the company’s core operating results, which were discussed in detail in the company’s press releases announcing its results for those periods. Commenting on the company’s net income results, Mr. Phillippy stated, “We are pleased with the earnings leverage we achieved on the higher sales level, and by our management of our operating expenses while meeting increased customer demands.”

Cash Generation

Newport reported that the company’s cash, cash equivalents and marketable securities totaled $200.2 million at the end of the fourth quarter of 2010, reflecting an increase of $35.1 million during the fourth quarter and an increase of $58.3 million during the full year of 2010. These increases were driven primarily by the company’s strong profit generation and its effective management of working capital.

Financial Outlook

Commenting on the company’s financial outlook, Mr. Phillippy stated, “We are very excited about our opportunities for continued sales and earnings growth in 2011. Our excellent performance in 2010 has given us momentum for the current year. On a year-over-year basis, we expect our sales in the first quarter of 2011 to increase approximately 15% over the $107.2 million recorded in the first quarter of 2010. We also expect our earnings per diluted share in the first quarter of 2011 to nearly double compared with the $0.14 per diluted share recorded in the prior year period. In addition, based on our strong market presence and operational execution, we are confident that we will achieve continued sales and earnings growth throughout 2011.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, February 2, 2011 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the fourth quarter and full year of 2010 and its outlook for the first quarter and full year of 2011. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-797-2994 within the U.S. and Canada or 913-312-0689 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time today, February 2, 2011, and will continue through 8:00 p.m. Eastern time on Wednesday, February 9, 2011. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 3516960.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding Newport’s backlog scheduled to ship in 2011, its expected growth in sales and earnings per diluted share in the first quarter of 2011, and its expectation of sales and earnings growth in the full year of 2011. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, and particularly the duration and extent of the strong current rebound in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; Newport’s ability to meet increasing demand with its current cost structure; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended January 2, 2010. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net sales	$132,850	$101,595	$479,787	$366,989
Cost of sales	74,020	60,623	274,491	224,387

Gross profit	58,830	40,972	205,296	142,602

Selling, general and administrative expenses	29,961	30,037	112,754	112,177
Research and development expense	10,523	9,244	39,278	36,948
Loss on sale of assets and related costs	88	—	542	4,355
Impairment charges	—	360	—	360

Operating income (loss)	18,258	1,331	52,722	(11,238)
Recovery (write down) of note receivable and other amounts related to previously discontinued operations, net	—	(91)	—	101
Gain on extinguishment of debt	—	328	—	328
Interest and other expense, net	(1,671)	(2,225)	(8,481)	(8,564)

Income (loss) before income taxes	16,587	(657)	44,241	(19,373)
Income tax provision (benefit)	1,411	(730)	3,128	(1,967)

Net income (loss)	$15,176	$73	$41,113	$(17,406)

Net income (loss) per share:
Basic	$0.41	$0.00	$1.12	$(0.48)
Diluted	$0.40	$0.00	$1.09	$(0.48)

Shares used in the computation of net income (loss) per share:
Basic	36,806	36,250	36,647	36,175
Diluted	38,318	37,490	37,726	36,175

Other operating data:
New orders received during the period	$130,382	$108,312	$510,069	$361,681
Backlog at the end of period scheduled to ship within 12 months			$129,645	$102,111

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 1, 2011	January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$90,992	$87,727
Marketable securities	109,192	54,196
Accounts receivable, net	84,238	72,553
Notes receivable, net	3,313	2,264
Inventories, net	84,508	89,908
Deferred income taxes	9,424	4,835
Prepaid expenses and other current assets	10,362	13,963

Total current assets	392,029	325,446
Property and equipment, net	46,160	52,901
Goodwill	69,322	69,932
Deferred income taxes	3,493	4,437
Intangible assets, net	24,990	28,166
Investments and other assets	20,396	12,525

	$556,390	$493,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12,468	$11,056
Accounts payable	31,691	24,312
Accrued payroll and related expenses	30,804	22,231
Accrued expenses and other current liabilities	28,416	31,337

Total current liabilities	103,379	88,936
Long-term debt, net of debt discount	122,042	121,231
Obligations under capital leases, less current portion	979	1,231
Accrued pension liabilities	13,279	10,215
Other liabilities	21,252	17,158
Stockholders’ equity	295,459	254,636

	$556,390	$493,407